Exhibit 99.1


                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
         HALLMARK ANNOUNCES MARK J. MORRISON, CHIEF OPERATING OFFICER

 FORT WORTH, Texas, (April 18, 2005) - Hallmark Financial Services, Inc. today announced that effective April 18, 2005, Hallmark's Board of Directors has elected Mark J. Morrison, Executive Vice President and Chief Financial Officer, to the additional position of Chief Operating Officer. In addition to his duties as Chief Financial Officer, Mr. Morrison will be responsible for developing and implementing strategies for broadening Hallmark's business base.

 Mark E. Schwarz, Chairman and Chief Executive Officer of the Company stated, "We are pleased to have Mark Morrison bring his 23 years of experience in financial management, administration and strategic planning to the expanded role as Chief Operating Officer. Mark has 14 years experience in the property and casualty insurance industry and has made significant contributions to the Company in the period he has been with Hallmark."

 Mr. Morrison joined the Company on March 22, 2004 as Executive Vice President and Chief Financial Officer, responsible for managing and executing all aspects of the financial growth of the Company. He came to the Company from Associates Insurance Group in Dallas, Texas, a subsidiary of St. Paul Travelers, where he served as President since January 2001. Prior to that, he served as Chief Financial Officer of Associates First Capital Corporation's insurance operations, which included Associates Insurance Group, Northland Insurance Group, American Equity Insurance Group and Mendota Insurance Group. Mr. Morrison began his professional career in 1982 in public accounting with Ernst & Young, LLP in Indianapolis, Indiana, where he ended his tenure in 1991 as a Senior Manager of Assurance Services serving the insurance practice. Mr. Morrison holds a CPA certification and a Bachelor of Science degree in Business Accounting from Indiana University (Bloomington).


 Hallmark Financial Services, Inc. engages primarily in the sale of property and casualty insurance products. The Company's business involves marketing and underwriting of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
          Mark J. Morrison, Chief Operating Officer at 817.348.1600
                             www.hallmarkgrp.com